Exhibit 99.3

EMPLOYEE LETTER

Format: Email
To: All Employees
From: Mark Anderson
Date: Apr 27, 2023, 6:00 am PT
8K will be filed after market close (1 p.m.) on 4/27
Subject Line: Important Update on Alteryx

Team,
At Alteryx, our guiding principles are to develop products and innovation that matter and help customers realize important business outcomes. As we look to the future and how we continue to deliver on these commitments, we must take proactive steps to best balance growth and profitability while positioning Alteryx for success.
In response to the changing macroeconomic environment, we’ve made strategic decisions to reduce our real estate footprint, slow hiring in parts of our business, and rationalize other expenses. Since that time, we have continued to monitor the global macroeconomic environment, and in our own business, we have recently seen increased deal scrutiny and additional customer approvals. Because of these factors, we need to take additional proactive steps to position Alteryx for the future by implementing more cost-cutting measures.
Today, I am announcing the difficult decision to streamline our organization, which will result in a reduction of our workforce by approximately 11 percent. Please know this is not a decision we took lightly, and it is one of the hardest changes we have had to make at Alteryx to date. But, as our industry and the world around us continue to change, we must adapt with them.
Who is impacted?
This reduction will impact every team and region in our organization, with the highest impacts in areas of Sales & Marketing and General & Administrative. We remain committed to accelerating innovation in our product roadmap and identifying opportunities to improve productivity and efficiency in our Go-to-Market teams.
Throughout today and tomorrow, impacted employees will be notified by their leadership or direct manager if their role is eliminated. In some locations outside of the U.S., the notifications are proposals subject to consultation as required by applicable law.
We will support our departing employees in a number of ways, including severance, extended health care insurance, and job placement services for those based in the U.S. Similar offerings will be available to those outside of the U.S., in alignment with employment laws in each country.

Exhibit 99.3

What’s next?
This is a challenging time for our company, and our immediate focus is on the many talented teammates who are impacted by this decision. For those continuing on, we will be holding an All Hands meeting next week to address the changes and answer questions you may have.
While this is not the news I want to share with you, I remain confident in our future and the enormous opportunity ahead for us on our path to becoming a durable, profitable company in '23 and beyond. With 25 years of experience under our belts, Alteryx has successfully navigated uncertain times before, and we will continue to do so and empower our customers and partners to do the same.
I speak for our entire leadership team when I say we deeply appreciate each and every individual who has dedicated their time to Alteryx. The incredible contributions across all teams enable Alteryx to execute its mission every day. Please take care of yourselves, and of each other, as we move through this time.
- Mark